                                                                    Exhibit 12.1

                          LaSalle Re Holdings Limited
   STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

               (Expressed in thousands of United States Dollars
              except for number of shares and earnings per share)


                                                  Year ended           Year ended           Year ended
                                              September 30, 1997   September 30, 1996   September 30, 1995
                                              ------------------   ------------------   ------------------
Earnings available for fixed charges
and preferred share dividends
  Net income before minority interest              121,468              129,451              104,448
  Interest expense                                   1,678                  222                    0
  Preferred share dividends            (1)               0                    0                    0
                                                   -------              -------              -------
    Total earnings available for fixed
    charges and preferred dividends                123,146              129,673              104,448
                                                   =======              =======              =======
Fixed charges and preferred share
dividends
  Interest expense                                   1,678                  222                    0
                                                   -------              -------              -------
    Total fixed charges                              1,678                  222                    0
                                                   -------              -------              -------
Preferred share dividends                            3,354                    0                    0
                                                   -------              -------              -------
    Combined fixed charges and
    preferred dividends                              5,032                  222                    0
                                                   =======              =======              =======
Ratio of earnings to combined fixed
charges and preferred share dividends                 24.5                584.1                    -
                                                   =======              =======              =======

(1) Not deducted from net income before minority interest.